Exhibit 99.1

January 25, 2018

Press Release

SOURCE: Oil States International, Inc.

Oil States Announces Pricing of $200 Million Principal Amount of Convertible Senior Notes Due 2023

HOUSTON, January 25 – Oil States International, Inc. (NYSE:OIS) (the “Company”) announced that it has agreed to sell to initial purchasers in a private offering $200 million principal amount of its 1.50% convertible senior notes due 2023 (the "Notes"). The Notes have been offered only to qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the "Securities Act")), pursuant to Rule 144A under the Securities Act.  The closing of the transaction is subject to customary closing conditions, and the Notes are expected to be delivered and paid for on January 30, 2018.

The Notes will be senior, unsecured obligations of the Company.  The Notes, which priced at par, will bear interest at a rate of 1.50% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2018. The Notes will mature on February 15, 2023, unless repurchased, redeemed or converted in accordance with their terms prior to such date. The Company will have the option to redeem all or any portion of the Notes on or after February 15, 2021, if certain conditions (including that the Company's common stock trades above 130% of the conversion price for a specified period) are met, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

The Notes will be convertible based on an initial conversion rate of 22.2748 shares of the Company's common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $44.89 per share, which represents a conversion premium of approximately 37.5% to the last reported sale price of $32.65 per share of the Company's common stock on the New York Stock Exchange on January 25, 2018.  The conversion rate is subject to adjustment in certain circumstances.  In addition, following certain corporate events that could occur prior to the maturity date for the Notes, the Company will, in certain circumstances, increase the conversion rate for a holder that elects to convert its Notes in connection with such corporate event.

The Notes will be convertible into, subject to various conditions, cash, shares of the Company's common stock, or a combination thereof, at the Company's election.

The Company estimates that the net proceeds from the offering of the Notes will approximate $194.0 million, after deducting fees and estimated expenses. The Company intends to use the net proceeds from the sale of the Notes to repay a portion of the borrowings outstanding under the Company’s revolving credit facility, which were drawn to fund the cash portion of the purchase price of the GEODynamics, Inc. acquisition which closed on January 12, 2018.

The offer and sale of the Notes were not, and the offer and sale of any shares of the Company's common stock issuable upon conversion of the Notes are not expected to be, registered under the Securities Act or the securities laws of any other jurisdiction, and the Notes and any such shares may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with closing the Notes Offering; the general nature of the energy service industry; and other factors discussed in the “Business” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the subsequently filed Quarterly Reports on Form 10-Q and Periodic Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

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